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                                                                      EXHIBIT 21


                              Company Subsidiaries

                                   Jurisdiction of               Year
        Name                        Organization             Incorporated
        ----                        ------------             ------------

IRT Management Company                Georgia                    1990

VW Mall, Inc.                         Georgia                    1994

IRT Capital Corporation               Georgia                    1996

IRT Alabama, Inc.                     Alabama                    1997

IRT Partners L.P.                     Georgia                    1998

IRT Capital Corporation II            Georgia                    1999

         All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC"), IRT Capital Corporation II ("IRTCCII") and IRT Partners L.P. ("LP"). The Company owns 96% of IRTCC's and IRTCCII's non-voting common stock and 1% of its voting stock. The Company and IRT Management Company, combined, own approximately 93.2% of IRT Partners L.P.




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